Exhibit 14.1

                        MER TELEMANAGEMENT SOLUTIONS LTD.
                        ---------------------------------


                       CODE OF BUSINESS CONDUCT AND ETHICS

PURPOSE

This Code of Business Conduct and Ethics of Mer Telemanagement Solutions Ltd., which we refer to as this "Code", contains the specific policies adopted by our Board of Directors that relate to the legal and ethical standards of business conduct of directors, officers, employees and agents of our company.

The purpose of this Code is to provide a general statement regarding the company's expectations as to the legal and ethical nature of business conduct of the company's directors, officers, employees and agents while acting on our company's behalf and to provide for the administration of this Code.

Moreover, this Code is reasonably designed to be generally effective in preventing and detecting criminal conduct.

POLICY

A.   Standards of Business Conduct and Ethics

This Code sets forth specific policies governing the manner in which business should be conducted by our company and by all of our directors, officers, employees and agents and of our affiliates. These policies were developed and are intended to be applied in good faith with reasonable business judgment to enable our company to achieve its operating and financial goals within the framework of applicable laws and ethical conduct.

It is the personal responsibility of each director, officer, employee and agent of our company to adhere to the standards and restrictions, whether imposed by law or this Code, applicable to his or her assigned duties and responsibilities and to conduct himself or herself accordingly. Such standards and restrictions require each director, officer, employee and agent to avoid any activities which would involve us in any practice which is not in compliance with applicable laws or this Code. Any director, officer, employee or agent who does not adhere to such standards and restrictions is acting outside the scope of his or her employment or agency.

It is our company's policy to observe and comply with all laws applicable to it or the conduct of its business wherever located. In some situations the applicable laws of one jurisdiction may conflict with the applicable laws of another jurisdiction. In such cases the company will endeavor to resolve such conflict following the guidance of its legal department.

Beyond legal compliance, all of our directors, officers, employees and agents are expected to observe high standards of business and personal ethics in the execution of their assigned duties and responsibilities. This requires the practice of honesty and



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integrity in every aspect of dealing with other employees, the public, the business community, shareholders, customers, suppliers and governmental and regulatory authorities.

Our policy prohibits unlawful discrimination against employees, shareholders, directors, officers, customers or suppliers on account of race, color, age, sex, religion or national origin. All persons will be treated with dignity and respect and they will not be unreasonably interfered with in the conduct of their duties and responsibilities.

No employee should be misguided by any sense of loyalty to the company or a desire for profitability that might cause him or her to disobey any applicable law or company policy. Violation of company policy will constitute grounds for disciplinary action, including, when appropriate, termination of employment.

Company policy prohibits its directors, officers, employees and agents from entering into certain transactions described in this Code. If such a transaction occurs, the company and its officers, directors and employees directly involved may be subject to fines, imprisonment and civil litigation. The following ethical business practices have been adopted by our company:

1.   Commercial Bribery

      Company policy prohibits payment of any form of commercial bribes, kickbacks and other similar payoffs and benefits to any suppliers or customers.

2.   Accounting Controls, Procedures & Records

      Applicable laws and company policy require the company to maintain books and records that accurately and fairly reflect its transactions and the dispositions of its assets. False and misleading entries in our books and records are strictly prohibited.

3.   Use and Disclosure of Inside Information

      Company policy prohibits disclosure of material inside information to anyone other than persons within the company whose positions require them to know such information. For this purpose, "inside information" is information that has not been made available to the public (for example, information that was not subject of a company press release or other disclosure document); and "material" information is any information relating to the company's business and affairs (or its subsidiaries) about which there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions (whether to buy or sell the company's shares). Examples of material inside information include, but are not limited to, major corporate acquisitions or take-over bids, financial forecasts and possible award of significant contracts.



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4.   Confidential or Proprietary Information

      Company policy prohibits employees from disclosing confidential or proprietary information outside the company, either during or after employment, without company authorization to do so.

5.   Conflicts of Interest

      Company policy prohibits conflicts between the interests of its employees and the company. A "conflict of interest" occurs when ones personal interests interfere or may interfere in any manner, or appear to interfere, with the best interests of our company.

6.   Fraud & Similar Irregularities

      Company policy strictly prohibits fraud and similar irregularities. Section B9 below sets forth the procedures to be followed concerning the investigation of suspected fraud.

  If you have any questions concerning these principles or any ethical or legal issue, the first step is to consult with your supervisor or a higher level manager. If you need additional assistance, or if you are uncomfortable talking to your supervisor or a manager, you may wish to raise the issue with our company's chief financial officer.

B.   Administration of Code of Business Conduct and Ethics

This Code will be administered as follows:

1.   Allocations of Responsibility

        This Code will be administered by the Audit Committee of the company, or by a committee appointed by the Audit Committee for such purpose (which committee will consist of such number of members, as may be fixed from time to time by the Audit Committee). For the purpose of Section B of this Code, the Audit Committee of the company and the aforesaid committee shall be referred to collectively as the "Committee".

        The Committee will establish such procedures as it will deem necessary or desirable in order to execute such responsibilities. Such procedures will provide for obtaining advice of legal counsel where appropriate. In executing such responsibilities, the Committee may delegate authority to such committees, officers and other employees and may engage such agents and advisors as it will deem necessary or desirable.



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2.   Scope of this Code

        The Committee will, periodically, in light of the experience of the company, review this Code, and when necessary or desirable, make recommendations to the Board of Directors to ensure: (i) its continued conformance to applicable law; (ii) that it meets or exceeds industry standards; and (iii) that any weaknesses revealed through monitoring, auditing and reporting systems are eliminated or corrected.

3.   Delegation of Substantial Discretionary Authority

        No employee of the company will delegate substantial discretionary authority to any individual who such employee knows, or through the exercise of due diligence should know, has a propensity to engage in illegal activities.

          a. For this purpose, persons with "substantial discretionary authority" include: (i) individuals who have substantial control over the company or who have a substantial role in policy-making within the company; (ii) individuals who exercise substantial supervisory authority, such as a plant manager or a sales manager; and (iii) any other individuals who, although not a part of our company's management, exercise substantial discretion when acting within the scope of their authority (for example, an individual with authority to negotiate or set price levels or an individual authorized to negotiate or approve significant contracts).

          b. The Committee, in administering this Code, will consider, adopt and promulgate guidelines regarding procedures to ascertain a "propensity to engage in illegal activities".

4.   Communication of Policies

        To ensure the continued dissemination and communication of this Code, the Committee will take, or cause to be taken, reasonable steps to communicate effectively the standards and procedures included in this Code to directors, officers, employees and agents of the company.

5.   Monitoring and Auditing

        The Committee will take reasonable steps to monitor and audit compliance with the Code of Business Conduct, including the establishment of monitoring and auditing systems that are reasonably designed to detect conduct in violation of this Code by directors, officers, employees and agents of the company.

        To the extent so directed by the Committee, the information developed by the company's independent accountants in performing their engagement by the company and by its internal auditors in the performance of their assigned responsibilities will be made available to the Committee in its capacity as administrator of this Code as a means of monitoring and auditing compliance with this Code.



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6.   Report to the Audit Committee of the Board of Directors

        The Chief Financial Officer of the company will report to the Audit Committee of the Board of Directors, at least once each year, regarding the general effectiveness of this Code.

7.   Reporting System

        The Committee will establish a reporting system that will allow violations of this Code to be reported and acted upon by officers or other employees of the company with sufficient authority to deal objectively with the reported matters. The existence and nature of the reporting system will be communicated to all directors, officers, employees and, to the extent appropriate, to agents of the company.

        It will be a violation of this Code to intimidate or impose any form of retribution on any director, officer, employee or agent who utilizes such reporting system in good faith to report suspected violations of applicable laws, rules or regulations, of this Code or other company policies (except that appropriate action may be taken against such director, officer, employee or agent if such individual is one of the wrongdoers). Every reported allegation of illegal or unethical behavior will be thoroughly and promptly investigated.

8.   Waivers of this Code

        Any waiver of this Code for executive officers or directors may only be made with the approval of the company's Board of Directors and must be promptly disclosed to the public.

        Any waiver of this Code for non-executive officers and other employees may only be made with the approval of the company's Chairman of the Board.

9.   Investigation of Violations

        If, through operation of the company's compliance monitoring and auditing systems or its violation reporting systems or otherwise, the company receives information regarding an alleged violation of this Code or applicable laws, the person or persons authorized by the Committee to investigate alleged violations of this Code will, as appropriate, in accordance with procedures established by the Committee:

        a. evaluate such information as to gravity and credibility;

        b. initiate an informal inquiry or a formal investigation with respect thereto;

        c. prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;



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        d. make the results of such inquiry or investigation available to the company's Board of Directors and/or the Committee for action (including disciplinary action by the Committee); and

        e. recommend changes in this Code to the extent necessary or desirable to prevent further similar violations.

        The company may disclose the results of investigations to law enforcement agencies.

10.  Disciplinary Measures

        The company will consistently enforce its Code of Business Conduct and Ethics through appropriate means of discipline. Pursuant to procedures adopted by it, the Committee will determine whether violations of this Code have occurred and, if so, will determine the disciplinary measures to be taken against any director, officer, employee or agent of the company who has so violated this Code.

        The disciplinary measures, which may be invoked at the discretion of the Committee, include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and restitution.

        Persons subject to disciplinary measures will include, in addition to the violator, others involved in the wrongdoing such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who if requested to divulge information withhold material information regarding a violation, and (iii) supervisors who approve or condone the violations or attempt to retaliate against directors, officers, employees or agents for reporting violations or violators.

11.     Documentation

        Subject to the applicable document retention program, the company will document its compliance efforts and results to evidence its commitment to comply with the standards and procedures set forth above in this Code.

Date approved by Board of Directors

June 14, 2004



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                        MER TELEMANAGEMENT SOLUTIONS LTD.
                        ---------------------------------


                       CODE OF ETHICS FOR SENIOR OFFICERS

        The value of uncompromising integrity, strict compliance with applicable laws and full, fair, accurate and timely disclosure are the foundations of Mer Telemanagement Solutions Ltd. relationships with our customers, business partners, shareholders and among one another.

        It is our policy that our employees, directors and officers are held to the highest standards of honest and ethical conduct when conducting the affairs of our company. This Code of Ethics for Senior Officers, which we refer to as this "Code", sets forth the particular ethical standards to which we hold our chief executive officer, and all senior financial officers of our company, including the chief financial officer, chief accounting officer or controller, or persons performing similar functions, all of which are referred to in this Code as "Senior Officers".

        In particular, the purpose of this Code is to establish policies and guidelines that ensure and/or promote:

        I. Honest and ethical conduct, including the ethical handling of conflicts of actual or apparent conflicts of interest between personal and professional relationships;

        II. Full, fair, accurate, timely and understandable disclosure in reports and documents required to be filed by us with, or submitted to, the Securities and Exchange Commission (or the "SEC") and in other public communications required to be filed by us;

        III. Compliance with applicable laws, rules and regulations;

        IV. Prompt internal reporting of violations of this Code; and

        V. Accountability for adherence to this Code.

1.    Honest and Ethical Conduct
      --------------------------

     Senior Officers will:

     o Conduct their personal and professional affairs in a way that avoids both actual and apparent conflicts of interest between their interests and the interests of the company.

     o Refrain from engaging in any activity that would compromise their professional ethics or otherwise prejudice their ability to carry out their duties on behalf of the company.



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     o    Provide a mechanism for members of the finance  organization to inform
          senior   management  of  deviations  in  practice  from  policies  and procedures governing honest and ethical behavior.

     o Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the finance organization.

     o Refrain from disclosing confidential information acquired in the course of their work except where authorized, unless legally obligated to do so.

     o Refrain from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage, either personally or indirectly through others.

2.   Full and Fair Disclosure in Financial Records and Reports
     ---------------------------------------------------------

      Public communications about material events or developments concerning our company are required to be complete, fair, accurate and broadly disseminated to the public in accordance with all applicable legal and regulatory requirements. In order to achieve these goals, Senior Officers are required to comply with the following:

     o If a Senior Officer becomes aware of material information that affects the disclosures made or to be made by the company in its SEC filings or submissions or other public communications, he or she should promptly bring such information to the attention of the company personnel responsible for preparing such disclosures.

     o Senior Officers should oversee the establishment and management of the company's internal controls and disclosure controls and procedures to enable and ensure that:

             (a) material financial and non-financial information concerning the company and/or its subsidiaries be (i) fully and accurately disclosed on a timely basis and (ii) broadly disseminated in accordance with all applicable legal and regulatory requirements.

             (b) the company's consolidated financial statements and the notes thereto present fairly, in all material respects, the financial position, results of operations and cash flows of the company as of and for the period(s) indicated in conformity with accounting principles generally accepted and established company financial policy; and

             (c) Senior Officers bring to the attention of our Audit Committee any information, of which they are aware, concerning (i) significant


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             deficiencies in the design or operation of internal controls which could adversely affect the company's ability to record, process, summarize and report financial and non-financial information concerning the company or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the company's reporting, disclosures or internal controls.

3.   Compliance with Applicable Laws, Rules and Regulations
     ------------------------------------------------------

      All of our employees and agents are required to comply and strictly adhere to all applicable laws, rules and regulations. To ensure such compliance, Senior Officers will establish and maintain mechanisms to:

     o    Educate  members  of  our  accounting   divisions(s)  about  any  law,
          regulation or administrative procedure that affects the operation of the finance organization and the company generally.

     o Monitor the compliance of the finance organization with any applicable law, regulation or administrative procedure.

4.   Prompt Internal Reporting of Violations of this Code
     ----------------------------------------------------

      Senior Officers are required to identify, promptly report and correct, any violation of this Code, the company's Code of Business Conduct and Ethics relating to all employees, directors and officers, or any law, rule or regulation applicable to the company or the operation of its business. Senior Officers must report any such violations to the company's Audit Committee.

5.   Accountability for Adherence to this Code
     -----------------------------------------

      The company will take appropriate disciplinary actions for violations of this Code. Such disciplinary actions include, but are not limited to, penalties and demotions and even dismissals.


Amendments and Waivers of this Code

Any change to or waiver of this Code may only be made with the approval of the Board of Directors of Mer Telemanagement Solutions Ltd., or a committee designated thereby. Any such change or waiver shall be disclosed to the public.